Exhibit 28 (n)(12f) under form N-1A

Exhibit 99 under Item 601/Reg. S-K

AUTOMATED Shares Exhibit

To

Multiple Class Plan

(revised 6/1/19)

1.       Separate Arrangement And Expense Allocation

For purposes of Rule 18f-3 under the Act, the basic distribution and shareholder servicing arrangement of the Automated Shares will consist of sales and shareholder servicing by financial intermediaries. Financial intermediaries may receive shareholder service fees for services provided. In connection with this basic arrangement, Automated Shares will bear the following fees and expenses:

Fees and Expenses	Maximum Amount Allocated Automated Shares
Sales Load	None
Contingent Deferred Sales Charge ("CDSC")	None
Shareholder Service Fee Recordkeeping Fee	Up to 25 basis points (0.25%) of the average daily net asset value Up to 10 basis points (0.10%) of the average daily net asset value
12b-1 Fee	None
Other Expenses	Itemized expenses incurred by the Fund with respect to holders of Automated Shares as described in Section 3 of the Plan

2.       Conversion and Exchange Privileges

For purposes of Rule 18f-3, Automated Shares have the following conversion rights and exchange privileges at the election of the shareholder:

Conversion Rights:	At the election of the shareholder, Shares may be converted into any other Share Class of the same Fund, provided that the shareholder meets the eligibility requirements for the Share Class into which the conversion is sought, as applicable.
Exchange Privileges:	Automated Shares may be exchanged into any Federated fund or share class that does not have a stated sales charge or contingent deferred sales charge, except Shares of Federated Institutional Money Market Management, Federated Institutional Prime Obligations Fund, Federated Institutional Tax-Free Cash Trust, Federated Institutional Prime Value Obligations Fund, Class A Shares of Federated Government Reserves Fund and Class R Shares of any Fund, provided that the shareholder meets any shareholder eligibility and minimum initial investment requirements for the Shares to be purchased, (if applicable), both accounts have identical registrations, and the shareholder receives a prospectus for the fund in which the shareholder wishes to exchange.

In any exchange, the shareholder shall receive shares having the same aggregate net asset value as the shares surrendered, after the payment of any redemption fees to the Fund. Exchanges shall be treated in the same manner as a redemption and purchase.

Schedule of Funds
Offering AUTOMATED Shares

The Funds set forth on this Schedule each offer Automated Shares on the terms set forth in the Automated Shares Exhibit to the Multiple Class Plan.

Multiple Class Company Series

Money Market Obligations Trust
Federated Municipal Obligations Fund
Federated Prime Cash Obligations Fund
Federated Government Obligations Tax-Managed Fund
Federated Treasury Obligations Fund